FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD THIRD QUARTER 2009 EARNINGS PER SHARE AND RAISES FULL YEAR GUIDANCE

New York, New York, November 9, 2009: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the third quarter ended September 30, 2009.

Third Quarter 2009 Compared to Third Quarter 2008:
•	Net sales declined 5% to $117.5 million from $123.5 million; at comparable foreign currency exchange rates, net sales were down 6% for the period;
•	European-based operations generated sales of $104.0 million, a 4% decrease from $108.8 million;
•	Sales by U.S.-based operations declined 8% to $13.5 million from $14.7 million;
•	Gross margin was 57% compared to 55%;
•	S, G & A expense as a percentage of sales was 45% for both periods;
•	Operating margins increased to 11.8% of net sales as compared to 9.1% of net sales;
•	Operating income rose to $13.9 million, up 23% from $11.3 million;
•	Net income attributable to Inter Parfums, Inc. increased 17% to $7.3 million as compared to $6.2 million; and,
•	Basic and diluted earnings per share increased 20% to $0.24 from $0.20.

Thus, net sales for the nine months ended September 30, 2009 decreased 14% to $296.6 million from last year’s $345.8 million; in constant dollars, nine month net sales declined 11%. Net income attributable to Inter Parfums, Inc. decreased 9% to $16.9 million or $0.56 per diluted share from $18.7 million or $0.60 per diluted share in the first nine months of 2008.

Discussing European-based operations Jean Madar, Chairman of the Board and Chief Executive Officer of Inter Parfums, noted, “As we reported last month, as compared to last year’s third quarter, the current period’s product launches were far fewer in number and smaller in scale. Current period launches included limited distribution of Van Cleef & Arpels Collection Extraordinaire and the launch of Paul Smith Man, for which the rollout is ongoing. The modest decline in third quarter net sales masks the exceptional performance of the largest brand in our prestige portfolio, Burberry. Burberry brand sales were up 19% in local currency, with gains by all of Burberry’s historic lines.”

He continued, “Comparable quarter sales for our U.S. based operations were down 8%; however, as we had forecast, the magnitude of the decline is far less than the two preceding quarters, due in great part to the launch of bebe fragrance in bebe stores and at Dillard’s, as well as the introduction of Republic of Women and Republic of Men for Banana Republic. International distribution also experienced the beginning of a turnaround in select markets.”

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Inter Parfums, Inc. News Release November 9, 2009	Page 2

Discussing some of the factors which impacted profitability, Russell Greenberg, Executive Vice President & CFO, pointed out, “Our third quarter 2009 gross margin as a percentage of sales includes a benefit of approximately 193 basis points as a result of cash flow hedging activities entered into in late 2008 to take advantage of the effect a strong U.S. dollar relative to the euro has on European-based product sales to U.S. customers.  We also maintained tight controls on our S, G & A expense during the third quarter, which remained constant as a percentage of sales for both 2009 and 2008 despite the decrease in sales.  Our bottom line also benefited from a pre-tax foreign currency gain of $0.9 million for the third quarter relating to our hedging activities.”

Mr. Greenberg also pointed out, “We were able to reduce inventories by 40% over the trailing twelve months from $134.3 million at September 30, 2008 to $96 million one year later.  This has contributed to our nine month 2009 net cash provided by operating activities of $33.6 million, as compared to $41.1 million of net cash used in operating activities for the corresponding period of the prior year.”

Reviewing plans for the coming year, Mr. Madar pointed out, “With regard to European-based operations, as previously announced, planned launches include a sports fragrance for men and women and cosmetics under the Burberry brand. We also announced product launches for new women’s scents for Lanvin, Van Cleef & Arpels and Paul Smith. In addition, we will also introduce a new men’s fragrance for Van Cleef & Arpels. Work on our first fragrance for our latest licensed brand, Jimmy Choo, has begun and will be launched late next year or early in 2011.”

He continued, “For our U.S.-based operations, we are working on our second bebe fragrance and a broader range of color cosmetics.  We are developing new products and brand extensions for our other specialty retail brands, for their stores as well as for expanded international distribution including travel retail.  In addition, we are pleased to report that Inter Parfums has been selected to develop and supply a new fragrance line exclusively for Anthropologie stores, catalog and its internet business.  Anthropologie is a unit of Urban Outfitters, Inc. (NASDAQ:URBN), an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches.”

Raises 2009 Guidance
Mr. Greenberg concluded, “Based on the results of the first nine months of the year and delivery schedules for the fourth quarter, we are raising our 2009 guidance. Barring unforeseen developments and assuming the dollar remains at current levels, we now look for net sales to come in at approximately $400 million, resulting in net income attributable to Inter Parfums, Inc. common shareholders of approximately $22.3 million or $0.74 per diluted share.”

Quarterly Dividend
The Company’s regular quarterly cash dividend of $0.033 per share will be payable on January 15, 2010 to shareholders of record on December 31, 2009.

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Inter Parfums, Inc. News Release November 9, 2009	Page 3

Conference Call
Management will conduct a conference call to discuss financial results and business developments at 11:00 am ET on Tuesday, November 10, 2009. Interested parties may participate in the call by dialing 706-679-3037; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section.  Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, and S.T. Dupont. The Company also owns Lanvin Perfumes and Nickel, a men’s skin care company. It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, New York & Company, Brooks Brothers and bebe brands. In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. The Company’s products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2008 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836- 9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com

 (See Accompanying Tables)

Inter Parfums, Inc. News Release November 9, 2009	Page 4

CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net sales	$117,542	$123,531	$296,555	$345,772

Cost of sales	50,462	56,206	125,709	148,385

Gross margin	67,080	67,325	170,846	197,387

Selling, general and administrative	53,169	56,039	139,812	160,124

Income from operations	13,911	11,286	31,034	37,263

Other expenses (income):
Interest expense	482	1,418	2,192	2,865
(Gain) loss on foreign currency	(854)	77	(4,796)	262
Interest income	(135)	(446)	(745)	(1,611)

	(507)	1,049	(3,349)	1,516

Income before income taxes	14,418	10,237	34,383	35,747

Income taxes	4,807	2,358	11,763	12,241

Net income	9,611	7,879	22,620	23,506

Less: Net income attributable to the noncontrolling interest	2,349	1,691	5,704	4,838

Net income attributable to Inter Parfums, Inc.	$7,262	$6,188	$16,916	$18,668

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.24	$0.20	$0.56	$0.61
Diluted	$0.24	$0.20	$0.56	$0.60

Weighted average number of shares outstanding:
Basic	30,061	30,632	30,097	30,660
Diluted	30,065	30,886	30,098	30,869

Dividends declared per share	$0.033	$0.033	$0.099	$0.099

Inter Parfums, Inc. News Release November 9, 2009	Page 5

CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

ASSETS
	September 30, 2009	December 31, 2008
	(unaudited)
Current assets:
Cash and cash equivalents	$57,710	$42,404
Accounts receivable, net	127,296	120,507
Inventories	95,998	123,633
Receivables, other	4,791	2,904
Other current assets	9,392	10,034
Income tax receivable	46	1,631
Deferred tax assets	4,880	3,388

Total current assets	300,113	304,501

Equipment and leasehold improvements, net	9,197	7,670

Goodwill	5,747	5,470

Trademarks, licenses and other intangible assets, net	105,375	104,922

Other assets	1,003	2,574

Total assets	$421,435	$425,137

LIABILITIES AND EQUITY
Current liabilities:
Loans payable – banks	$10,029	$13,981
Current portion of long-term debt	11,870	13,352
Accounts payable - trade	40,275	66,236
Accrued expenses	40,063	35,368
Income taxes payable	1,723	442
Dividends payable	992	996

Total current liabilities	104,952	130,375

Long-term debt, less current portion	20,231	27,691

Deferred tax liability	11,013	11,562

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 30,066,239 and 30,168,939 shares at September 30, 2009 and December 31, 2008, respectively	30	30
Additional paid-in capital	42,478	41,950
Retained earnings	182,111	168,025
Accumulated other comprehensive income	35,602	25,515
Treasury stock, at cost, 10,074,479 and 9,966,379 common shares at September 30, 2009 and December 31, 2008, respectively	(31,950)	(31,319)

Total Inter Parfums, Inc. shareholders’ equity	228,271	204,201

Noncontrolling interest	56,968	51,308

Total equity	285,239	255,509

Total liabilities and equity	$421,435	$425,137